UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2008

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Ravinia Drive, Atlanta, Georgia		30346
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 847-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2008, Eclipsys Corporation ("Eclipsys") and its subsidiary Enterprise Performance Systems, Inc. (with Eclipsys, the "Credit Parties") entered into a credit agreement (the "Credit Agreement") with certain lenders (the "Lenders") and Wachovia Bank, National Association, as Administrative Agent (the "Agent" and, together with the Lenders, the "Lender Parties"), pursuant to which Eclipsys received a senior secured revolving credit facility (the "Credit Facility") in the aggregate principal amount of $125 million. The Credit Facility includes a letter of credit subfacility of up to $10 million and a swingline loan subfacility of up to $5 million. Borrowings under the Credit Facility may be used to pay transaction expenses, to refinance debt, for potential acquisitions and capital investments, and for working capital and other general corporate purposes of the Credit Parties and their subsidiaries.

Eclipsys’ ability to borrow additional monies in the future under the Credit Facility is subject to certain conditions, including compliance with certain covenants and making customary representations and warranties. The Credit Facility provides that under certain circumstances, Eclipsys may increase the aggregate amount of the Credit Facility by incurring an incremental facility in an amount of up to $25 million.

All loans under the Credit Facility may be prepaid at any time and are due and payable on the date that is three years from the closing date (the "Maturity Date"), subject to certain mandatory prepayment obligations upon material asset sales, as described in the Credit Agreement. There is no scheduled amortization of the loans prior to the Maturity Date. Interest payments under the Credit Facility are due periodically on the interest payment dates specified in the Credit Agreement.

At closing on August 26, 2008, Eclipsys borrowed $51.1 million under the Credit Facility. $50.3 million was used to repay all borrowings plus interest under Eclipsys’ prior $50 million credit facility dated as of May 9, 2008 (the "Prior Credit Facility") and $0.8 million was used to pay transaction costs. The Credit Facility replaces the Prior Credit Facility. All commitments under such Prior Credit Facility were terminated and all borrowings thereunder were repaid on August 26, 2008. The remaining obligations of Eclipsys and the guarantors under the Prior Credit Facility are limited to certain remaining contingent indemnification obligations under such facility.

The initial interest rates per annum applicable to loans outstanding under the Credit Facility are, at Eclipsys’ option, either (a) the alternate base rate as defined in the Credit Agreement (the "Base Rate") plus 0.75% per annum, or (b) the LIBOR Rate as defined in the Credit Agreement (the "LIBOR Rate") plus 1.75% per annum. After the delivery by Eclipsys to the Agent of financial statements for the first full fiscal quarter after the closing date, the margins over the Base Rate and LIBOR Rate applicable to loans outstanding under the revolving credit facility will be adjusted quarterly based on the leverage ratio of Eclipsys and its subsidiaries, as calculated pursuant to the Credit Agreement. The range of applicable margins is from 0.50% to 1.00% for loans based on the Base Rate and from 1.50% to 2.00% for loans based on the LIBOR Rate. As of August 26, 2008, the interest rate applicable to loans borrowed under the Credit Agreement was based on the Base Rate and was 5.75%.

The Credit Parties’ obligations under the Credit Facility are secured by first priority security interests in specified assets of the Credit Parties and certain of their domestic subsidiaries, including cash, accounts, securities, and intellectual property. With certain exceptions, future domestic subsidiaries of Eclipsys are required to become Credit Parties under the Credit Agreement and to grant liens in the same specified assets.

Under the Credit Facility, Eclipsys must comply with customary operating covenants and financial covenants. The Credit Facility also contains other customary terms and conditions, including representations and warranties, indemnity provisions, and negative covenants.

All outstanding principal and accrued interest under the Credit Facility could, at the option of the Lender Parties (or, automatically would, in the case of certain bankruptcy events), become immediately due and the Credit Facility could be terminated upon customary events of default, including, among other things: failure to make required payments on the Credit Facility; material misrepresentation; failure to comply with certain agreements or covenants; failure to pay certain other indebtedness; certain events of bankruptcy; failure to pay certain judgments; material ERISA defaults; and certain change of control events (as defined in the Credit Agreement).

Some of the Lender Parties have or may have had various relationships with Eclipsys and its affiliates involving the provision of a variety of financial services, including cash management, investment banking, and the issuance of letters of credit.

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report regarding termination of the Existing Credit Facility is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The obligations of Eclipsys under the Credit Agreement and related loan documents constitute direct financial obligations that are material to Eclipsys. As to such direct financial obligations, the information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

August 28, 2008	By:	/s/ Robert M. Saman

Name: Robert M. Saman
Title: Assistant General Counsel and Assistant Corporate Secretary